Exhibit 1.1

May 27, 2014

Dividend Capital Securities LLC

518 17th Street, 17th Floor

Denver, CO 80202

Ladies and Gentlemen:

Dividend Capital Diversified Property Fund Inc., a Maryland corporation (the “Company”) and Dividend Capital Securities LLC (the “Dealer Manager”) have entered into that certain Amended and Restated Dealer Manager Agreement dated February 8, 2013, as amended by Amendment No. 1 dated May 31, 2013 (“Amendment No. 1”), Amendment No. 2 dated June 26, 2013 and Amendment No. 3 dated March 20, 2014 (as it may be amended from time to time, the “Dealer Manager Agreement”). The Company and Dealer Manager now wish to enter into this additional agreement (the “Agreement”). Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement.

Pursuant to Section 1 of Amendment No. 1, the Company agreed to pay to the Dealer Manager a primary dealer fee with respect to certain sales of Class I Primary Shares, subject to certain terms specified therein, including that all such sales were made by July 31, 2013, unless extended by the Company through written notice to the Dealer Manager. The Company hereby notifies the Dealer Manager that, without limiting the ability of the Company to notify the Dealer Manager of further extensions, the July 31, 2013 deadline is hereby extended for an additional term from May 27, 2014 through July 31, 2014, but only with respect to sales made by Dealers approved in writing by the Company as being eligible to receive primary dealer fees (which approval shall be deemed given in the event that the Company enters into a selected dealer agreement with such Dealer and the Dealer Manager that provides for payment of the primary dealer fee). The Dealer Manager hereby agrees to such extension.

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If the foregoing correctly sets forth the parties’ understanding, please so indicate in the space provided on the attached page for that purpose, whereupon this letter shall constitute a binding agreement between us.

Dividend Capital Diversified Property Fund Inc.

By:	/s/ Jeffrey F. Johnson
Name:	Jeffrey F. Johnson
Title:	Chief Executive Officer

Accepted as of the date first above written:

Dividend Capital Securities LLC

By:	/s/ Charles Murray
Name:	Charles Murray
Title:	President